Exhibit 4.3(k)
SIXTH AMENDMENT TO
CREDIT AGREEMENT AND LOAN DOCUMENTS
          This SIXTH AMENDMENT, dated as of January 5, 2007 (this “Amendment” or the “Sixth Amendment”), is by and among (a) ALLIED HOLDINGS, INC., a Georgia corporation (“Allied Holdings”), and ALLIED SYSTEMS, LTD. (L.P.), a Georgia limited partnership (“Allied Systems” and, together with Allied Holdings, “Borrowers”), each, a debtor and debtor-in-possession; (b) the other Credit Parties signatory hereto (the “Credit Party” and, together with the Borrowers, the “Credit Parties”); (c) GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent, Revolver Agent and co-Syndication Agent (“GE Capital”); (d) MORGAN STANLEY SENIOR FUNDING, INC., as Term Loan A Agent, Term Loan B Agent, Term Loan C Agent, co-Syndication Agent, co-Bookrunner and co-Term Loan B Lead Arranger (“Morgan Stanley”); (e) Morgan Stanley, as Initial Term Loan C Lender; and (f) the other Lenders signatory hereto from time to time.
W I T N E S S E T H
          WHEREAS, the Credit Parties, the Lenders party to the Credit Agreement from time to time, GE Capital and Morgan Stanley are parties to that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of August 1, 2005 (including all annexes, exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
          WHEREAS, the Credit Agreement has been amended by the First Amendment and Consent to Credit Agreement and Loan Documents dated as of August 22, 2005; the Second Amendment to Credit Agreement and Loan Documents dated as of October 26, 2005; the Third Amendment and Consent to Credit Agreement and Loan Documents dated as of November 16, 2005; the Consent and Fourth Amendment to Credit Agreement and Loan Documents dated as of April 18, 2006; and the Consent and Fifth Amendment to Credit Agreement and Loan Documents dated as of June 30, 2006 (the “Fifth Amendment”);
          WHEREAS, pursuant to the Fifth Amendment, the Term Loan A, Term Loan B and Term Loan C mature on June 30, 2007;
          WHEREAS, the Borrowers have requested that the maturity date for the Revolving Loans be extended from February 7, 2007 to March 30, 2007; and
          WHEREAS, the Administrative Agent, the Requisite Lenders and the affected lenders, consisting of the Revolving Lenders, required by Section 11.2(b)(iv) of the Credit Agreement on the terms and conditions provided for herein have agreed to the Borrowers’ request and to the other amendments set forth herein.
          NOW THEREFORE, in consideration of the promises herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
          2. Credit Facility Amendments.

(a)	Section 1.9 of the Credit Agreement is amended to insert a new section (f) as follows:
“(f) Amendment Fee. Upon the Sixth Amendment Effective Date, Borrowers jointly and severally agree to pay to the Revolving Lenders a nonrefundable amendment fee in an amount equal to .125% of the Revolving Loan Commitment, which fee shall be fully earned upon the payment thereof.
(b)	Annex A (Recitals) to Credit Agreement, Definitions.
(i) Annex A to the Credit Agreement is hereby amended by inserting the following definition in appropriate alphabetical order:
“Sixth Amendment Effective Date” means January 5, 2007.
(ii) The definition of “Commitment Termination Date” is hereby amended to delete section (a)(i) thereof and replace it with a new section (a)(i) as follows: “(a)(i) with respect to the Revolving Loans only, March 30, 2007, or such later date as may be agreed by the Revolving Lenders, and”.
(iii) The definition of “Term Loan B Commitment” is hereby deleted and replaced in its entirety with the following: “ ‘Term Loan B Commitment’ means (a) as to any Lender with a Term Loan B Commitment, the commitment of such Lender to make its Pro Rata Share of the Term Loan B as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a Term Loan B Commitment, the aggregate commitment of all Lenders to make the Term Loan B, which aggregate commitment shall be Eighty Million Dollars ($80,000,000) on the Closing Date, plus interest paid in kind and added to principal from time to time after the Closing Date. After advancing the Term Loan B, each reference to a Lender’s Term Loan B Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Term Loan B.”
(iv) The definition of “Term Loan C Commitment Amount” is hereby deleted and replaced in its entirety with the following: “ ‘Term Loan C Commitment Amount’ means Thirty Million Dollars ($30,000,000), plus interest paid in kind and added to principal.”

(c)	Annex B (Section 1.2) to Credit Agreement, Letters of Credit.
Annex B to the Credit Agreement is hereby amended by deleting the last sentence in section (a) thereof and by inserting the following new sentences in lieu thereof:
“No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by the Administrative Agent, in its sole discretion (including with respect to customary evergreen provisions). Each Revolving Lender agrees that, at the option of the Administrative Agent and the applicable L/C Issuer, any Letter of Credit may have an expiry date that is later than the Commitment Termination Date; provided, however, that if any such Letter of Credit has not been canceled and returned to the applicable L/C Issuer on or before the Commitment Termination Date, then either (i) such Letter of Credit shall have been cash collateralized in the manner described in clause (c)(ii) below or (ii) a stand-by letter (or letters) of credit in guaranty of the Letter of Credit Obligations related to such Letter of Credit shall have been delivered to the Administrative Agent in the manner described in clause (c)(ii) below.”
          3. Representations and Warranties. To induce the Agents and Lenders to enter into this Sixth Amendment, each of the Credit Parties executing this Sixth Amendment, jointly and severally, makes the following representations and warranties:
               (a) Subject to the approval of the Bankruptcy Court and, as applicable, the Canadian Court, the execution, delivery and performance by such Credit Party of this Sixth Amendment: (i) are within such Credit Party’s power; (ii) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (iii) do not contravene any provision of such Credit Party’s charter, bylaws or partnership or operating agreement as applicable; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party; and (vii) do not require the consent or approval of any Governmental Authority or any other Person other than the Bankruptcy Court and, as applicable, the Canadian Court.
               (b) This Sixth Amendment has been duly executed and delivered by or on behalf of such Credit Party.
               (c) Subject to the approval of the Bankruptcy Court and, as applicable, the Canadian court, each of this Sixth Amendment and the Credit Agreement constitutes a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relative to or affecting the enforcement of creditors’ rights generally in effect from time to time and by general principles of equity.
               (d) No Default or Event of Default has occurred and is continuing after giving effect to this Sixth Amendment.
               (e) Other than the commencement of the Chapter 11 Cases, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of such Credit Party, threatened against such Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators, (i) that challenges such Credit Party’s right or power to enter into or perform any of its obligations under this Amendment or the other Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (ii) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, would reasonably be expected to have a Material Adverse Effect.
               (f) The representations and warranties of such Credit Party contained in the Credit Agreement and each other Loan Document, as amended in accordance with the terms of the applicable agreement, shall be true and correct on and as of the Sixth Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein permitted or contemplated by this Agreement.
          4. No Other Consents/Waivers. Except as expressly provided herein, (a) the Credit Agreement shall be unmodified and shall continue to be in full force and effect in accordance with its terms, (b) this Sixth Amendment shall not be deemed a waiver of any term or condition of the Credit Agreement or any other Loan Document, and (iii) this Sixth Amendment shall not be deemed an agreement to forbear with respect to any right or remedy which the Agents, the Lenders or the Term Loan C Lenders may now have or may have in the future under the Credit Agreement or any other Loan Document, at law, in equity or otherwise. No Agent, no Lender and no Term Loan C Lender shall by virtue of any action or omission be deemed to have altered or prejudiced any rights or remedies which any Agent, any Lender or any Term Loan C Lender may now have or may have in the future under or in connection with the Credit Agreement, any other Loan Document or any of the instruments or agreements referred to therein, in each case as the same may be amended from time to time.
          5. Outstanding Indebtedness; Waiver of Claims. (a) The Credit Parties hereby acknowledge and agree that as of January 2, 2007, the aggregate outstanding principal amount of the (i) Revolving Loans (including the outstanding Letter of Credit Obligations) is $87,893,844.90, (ii) Term Loan A is $20,000,000, (iii) Term Loan B is $85,708,495.42 and (d) Term Loan C is $10,643,468.02 (collectively, the “Outstanding Obligations”), and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Each of the Credit Parties hereby waives, releases, remises and forever discharges Agents, the Lenders, the Term Loan C Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, “Claims”), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Credit Parties ever had, now has or might hereafter have against Agents, the Lenders or the Term Loan C Lenders which relates, directly or indirectly, to any acts or omissions of Agents, the Lenders, the Term Loan C Lenders or any other Indemnified Person on or prior to the date hereof; provided that, Credit Parties do not waive any Claim solely to the extent such Claim relates to such Agent’s, such Lender’s, such Term Loan C Lender’s or such Indemnified Person’s gross negligence or willful misconduct.
          6. Expenses. Borrowers hereby agree to pay to each of the Agents all reasonable costs, fees and expenses invoiced and owing (including, without limitation, reasonable fees of counsel to the Agents) incurred in the negotiation, preparation, execution and delivery of this Sixth Amendment and all other documents and instruments delivered in connection herewith.
          7. Effectiveness. This Sixth Amendment shall become effective as of the date hereof (the “Sixth Amendment Effective Date”) only upon satisfaction in full in the judgment of Administrative Agent of each of the following conditions:
               (a) Amendment. Administrative Agent shall have received ten (10) original copies (or facsimile copies to be promptly followed by originals) of this Sixth Amendment duly executed and delivered by Credit Parties and the Requisite Lenders. Delivery of an executed counterpart of this Sixth Amendment by facsimile shall be equally as effective as delivery of an original executed counterpart of this Sixth Amendment. Any party delivering an executed counterpart of this Sixth Amendment, also shall deliver an original executed counterpart of this Sixth Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Sixth Amendment.
               (b) Payment of Amendment Fee. Borrowers shall have paid to the Revolver Agent, for the ratable benefit of the Revolving Lenders, the amendment fee in the amount of $162,500.00 described in Section 1.9(f) of the Credit Agreement as amended hereby, which amendment fee shall be fully earned and non-refundable when paid.
               (c) Payment of Expenses. Borrowers shall have paid to Agents all reasonable costs, fees and expenses invoiced and owing in connection with this Sixth Amendment and the other Loan Documents.
               (d) Representations and Warranties. The representations and warranties of or on behalf of the Credit Parties in this Sixth Amendment shall be true and correct on and as of the Sixth Amendment Effective Date.
          8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          9. Counterparts. This Sixth Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
(SIGNATURE PAGE FOLLOWS)

          IN WITNESS WHEREOF, this Sixth Amendment has been duly executed as of the date first written above.

BORROWERS: ALLIED HOLDINGS, INC.
By:	/s/ Thomas M. Duffy
	Name:	Thomas M. Duffy
Title: Executive VP – Secretary

ALLIED SYSTEMS, LTD. (L.P.)
By:	/s/ Thomas M. Duffy
	Name:	Thomas M. Duffy
Title: Executive VP – Secretary

LENDERS: GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent, Collateral Agent, Revolver Agent and Lender
By:	/s/ Donald J. Cavanagh
	Name:	Donald J. Cavanagh
Title: Duly Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Term Loan A Agent, Term Loan B Agent, Term Loan C Agent, co-Syndication Agent, Lender and as a Term Loan C Initial Lender
By:	/s/ Jason Colodne
	Name:	Jason Colodne
Title: Authorized Signatory

THE CIT GROUP/BUSINESS CREDIT, INC., as Lender,
By:	/s/ Jang Kim
	Name:	Jang Kim
Title: VP

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as Lender,

By:	/s/ Edward Shuster

Name: Edward Shuster
Title: Assistant Vice President

SMBC DIP LIMITED., as Lender,

By:	/s/ Susumu Ogawa

Name: Susumu Ogawa
Title: Director

TEXTRON FINANCIAL CORPORATION, as Lender,

By:	/s/ Eric R. Hubbard

Name: Eric R. Hubbard
Title: Duly Authorized Signatory

MARATHON STRUCTURED FINANCE FUND, L.P., as Lender

By:	/s/ Gary L. Lembo

Name: Gary L. Lembo
Title: Director

BLACK DIAMOND CLO 2005-2 LTD., BY BLACK DIAMOND CLO 2005-2 Adviser, L.L.C., its Collateral Manager, as Lender

By:

Name:

Title:

BLACKPORT CAPITAL FUND LTD., as Lender
By:	/s/ Brian Chase
	Name:	Brian Chase
Title: CFO